UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2025

Evolution Petroleum Corporation

(Exact name of registrant as specified in its charter)

001-32942

(Commission File Number)

Nevada	41-1781991
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
1155 Dairy Ashford Road, Suite 425, Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

(713) 935-0122

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.001 par value	EPM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01Entry into a Material Definitive Agreement.

On June 30, 2025, Evolution Petroleum Corporation (the “Company” or “Evolution”), entered into an amended and restated senior secured reserve-based credit agreement (the “Senior Secured Credit Facility”) with MidFirst Bank, as administrative agent for the lenders party thereto, in an amount up to $200.0 million with an initial borrowing base of $65.0 million maturing on June 30, 2028. Current borrowings outstanding are $37.5 million.

Proceeds of any loans may be used for working capital in the ordinary course of business, for the acquisition of Oil and Gas Properties, and for the drilling and development of the Oil and Gas Properties of the Company and its subsidiaries.

The Senior Secured Credit Facility contains certain events of default, including non-payment; breaches of representation and warranties; non-compliance with covenants; cross-defaults to material indebtedness; voluntary or involuntary bankruptcy; judgments and change in control. The Senior Secured Credit Facility also contains financial covenants including a requirement that the Company maintain, as of the last day of each fiscal quarter, (i) a maximum total leverage ratio of not more than 3.00 to 1.00, (ii) a current ratio of not less than 1.00 to 1.00, and (iii) a consolidated tangible net worth of not less than $40.0 million, each as defined in the Senior Secured Credit Facility. In addition, the Senior Secured Credit Facility contains hedging requirements that apply when utilization is greater than 25% of (x) the Margined Collateral Value, as defined under the Senior Secured Credit Facility, at any time when the leverage ratio is less than 2.25 to 1.00, or (y) the borrowing base, at any time when the leverage ratio is greater than or equal to 2.25 to 1.00.

The Senior Secured Credit Facility carries a commitment fee of 0.25% per annum on the undrawn portion of the borrowing base. Any borrowings under the Senior Secured Credit Facility will bear interest, at the Company’s option, at either (i) the Secured Overnight Financing Rate (“SOFR”), subject to a minimum SOFR of 3.25%, plus a credit spread adjustment of 0.05%, or (ii) the Prime Rate, as defined under the Senior Secured Credit Facility, plus 1.00%, plus, in either case of (i) or (ii), and applicable margin of 2.75%.

The Company and certain subsidiaries granted a mortgage to MidFirst Bank on substantially all of their oil and gas properties, including all of their present and future mineral interests in such properties. The Company’s subsidiaries guaranteed the Company’s obligations under the facility. The Senior Secured Credit Facility is subject to certain customary representations and warranties, affirmative covenants, negative covenants and post-closing covenants consistent with agreements of this type.

The foregoing description of the Senior Secured Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Senior Secured Credit Facility filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 8.01Other Events.

On July 1, 2025, Evolution announced the initial results of its joint venture audit of its Barnett Shale properties. In fiscal year 2024, Evolution exercised its right to perform a joint interest audit of expenses charged from the largest operator of its Barnett Shale properties, for the calendar years 2022-2023. The initial findings produced several areas where it appeared Evolution had been over-charged and, so far, Evolution and the operator have discovered approximately $1.8 million owed to Evolution relating to the September 2021 through December 2023 time period. This amount will be recognized as a reduction to lease operating expenses and accounts payable in the Company’s fiscal fourth quarter and full-year 2025 results. Evolution plans to continue with its rights under the joint operating agreement to audit future periods.

Item 9.01Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description
10.2	Amended and Restated Credit Agreement date June 30, 2025 between Evolution Petroleum Corporation and MidFirst Bank
99.1	Evolution Petroleum Corporation Press Release dated July 1, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation (Registrant)

Date: July 2, 2025	By:	/s/ RYAN STASH
	Name:	Ryan Stash
	Title:	Senior Vice President and Chief Financial Officer